Exhibit 16

August 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Gadzooks, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4 of Form 8-K, as part of Gadzooks, Inc.’s Form 8-K report dated July 29, 2004. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

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